CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2015 with respect to the consolidated financial statements of Regency Energy Partners LP and subsidiaries incorporated by reference in this Current Report of Energy Transfer Partners, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Energy Transfer Partners, L.P. on Forms S-3 (File No. 333-199131, File No. 333-199130, and File No. 333-183388), on Forms S-4 (File No. 333-202319 and File No. 333-161706), and on Forms S-8 (File No. 333-200849, File No. 333-159878, and File No. 333-146338).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 2, 2015